A-RID-HDLT(7/07)                                     1

                                          ALLSTATE LIFE INSURANCE COMPANY
                                                [3100 SANDERS ROAD
                                               NORTHBROOK, IL 60062]

                                    [TRUEINCOME - HIGHEST DAILY BENEFIT] RIDER

This Rider is made a part of your Annuity.  For purposes of this Rider, certain provisions of your Annuity are amended as described below.  If the terms of the Annuity and those of this Rider conflict, the provisions of this
Rider shall control.  Should this Rider terminate, any amended or replaced Annuity provisions based on this
Rider's terms will revert back to the provisions in your Annuity, except as may be provided below.

This Rider makes provision for guaranteed minimum payments for the lifetime of a Designated Life or Spousal
Designated Lives (defined below).  In addition, this Rider makes provision for a Guaranteed Minimum Account Value
Credit ("GMAVC") if you meet certain requirements. These provisions are described below.  The benefits under this
Rider continue until and unless the benefits terminate as described below in "Termination of Benefits."  If your
Account Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee Payments").

Terms and Definitions:  For purposes of this Rider, the following definitions apply:

         Account Value:  The definition of "Account Value" in your Annuity also includes the value of the Benefit
         Fixed Rate Account.

         Adjusted Purchase Payments:  Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase Payments and decreased by any charges deducted from such Purchase Payments.

         Effective Date:  The Effective Date of this Rider as shown in the Schedule Supplement.

         Tenth Anniversary Date:  The tenth anniversary of the Effective Date.

         Spouse:  An individual whom we believe would be recognized as a spouse under federal law.

         Designated Life/Lives:  The natural person(s) who is the measuring life/lives for the benefit described in this Rider and who is the person(s) shown in the Schedule Supplement.

Owner, Annuitant and Beneficiary Designations:  For purposes of this Rider, the designations under your Annuity must be as follows:

For a single Designated Life, if the Owner is a natural person, the Owner must also be the Annuitant and the
Designated Life.  If the Owner is an entity that we permit, the Annuitant must be the Designated Life.

If there are Spousal Designated Lives shown in the Schedule Supplement, such persons must be each other's Spouses at the time this Rider is elected.  For Spousal Designated Lives, if the Owner is a natural person, he/she must be the Annuitant, and one of the Spousal Designated Lives.  If a Co-Owner is named, he/she must be the other
Spousal Designated Life.  While both Spousal Designated Lives are alive, each Co-Owner must be designated as the other Co-Owner's primary Beneficiary.  While both Spousal Designated Lives are alive, if no Co-Owner is named, then the sole primary Beneficiary must be the other Spousal Designated Life.

For Spousal Designated Lives, when the Owner is an entity, the Annuitant must be a Spousal Designated Life.  This benefit cannot be utilized when the Owner is an entity unless we allow for the continuation of this benefit after the death of the first Designated Life to die.

While this Rider is in effect, the Designated Life/Spousal Designated Lives may not be changed.  This may restrict your ability to make changes to Owner/Annuitant designations.  You may name a new Beneficiary(ies), subject to the other limitations on Beneficiary designations noted above. However, such new Beneficiary(ies) will not be a Designated Life, and would therefore result in the Rider's terminating at the death of the first Spousal
Designated Life.

Total Annual Income Amount:   We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take an income amount ("Total Annual Income Amount") as one or multiple withdrawals.
All or any portion of a withdrawal that exceeds the Total Annual Income Amount for that Annuity Year is considered excess income ("Excess Income").  Excess Income will reduce the Total Annual Income Amount in subsequent Annuity Years, as described below.

A protected withdrawal value ("Protected Withdrawal Value") is the basis for the calculation of the Total Annual
Income Amount prior to the Tenth Anniversary Date.  The Protected Withdrawal Value is described below and is set on the date of the first withdrawal after the Effective Date.  If you do not take a withdrawal prior to the Tenth
Anniversary Date, a Total Protected Withdrawal Value, as described below, becomes the basis for the calculation of the Total Annual Income Amount.

Withdrawals:  Withdrawals, including withdrawals of the Total Annual Income Amount,  may incur any  applicable
Contingent Deferred Sales Charge or other charges applicable upon a withdrawal.

Annual Income Amount:  The Annual Income Amount is set as of the date of the first withdrawal from your Annuity and is based on the Protected Withdrawal Value.  The Annual Income Amount is determined by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Protected Withdrawal Value.  The
Protected Withdrawal Value is the higher of the following values:

(1)      the Account Value on the date of the first withdrawal, prior to such first withdrawal; and

(2)      the "Periodic Value" on the earlier of the date of the first withdrawal or the Tenth Anniversary Date, as defined below.

Total Protected Withdrawal Value:  If you do not take a withdrawal prior to the Tenth Anniversary Date, then on or after the Tenth Anniversary Date the Total Annual Income Amount is determined by applying the applicable
Annual Income Percentage shown in the Schedule Supplement to the Total Protected Withdrawal Value.  The Total
Protected Withdrawal Value is calculated up to the date of the first withdrawal and is equal to the greater of
(1) and (2) where:

(1)      is the Protected Withdrawal Value as defined above; and

(2)      is the Enhanced Protected Withdrawal Value which is equal to the sum of

(a)      200% of the Account Value on the Effective Date;
(b)      200% of all Adjusted Purchase Payments made within the one year after the Effective Date; and
(c)      all Adjusted Purchase Payments made after one year following the Effective Date up to the date of the first withdrawal.

Periodic Value:  The Periodic Value initially is equal to the Account Value on the Effective Date.  On each
Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value.  Specifically, on each such Valuation Day (the "Current Valuation Day"), the Periodic Value
is equal to the greater of:

         (1)      the Periodic Value for the immediately preceding business day (the "Prior Valuation Day")
                  appreciated  at the daily equivalent of the Roll-Up Rate indicated in the Schedule Supplement during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e.,
                  one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Adjusted Purchase Payment made on the Current Valuation Day; and

         (2)      the Account Value.

Impact of Withdrawals:  Any withdrawals reduce the remaining Total Annual Income Amount available during an
Annuity Year by the dollar amount of each withdrawal.  Withdrawals in an Annuity Year that, in total, do not exceed the Total Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount and Total
Annual Income Amount in subsequent Annuity Years.  Each withdrawal of Excess Income reduces the Total Annual
Income Amount proportionately.  That proportional reduction is calculated by multiplying the Total Annual Income
Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any
Total Annual Income Amount and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day).  Each withdrawal of Excess Income also reduces the Annual Income Amount by the same proportion.
No GMAVC, as described below, will be applied if any withdrawal is taken prior to the Tenth Anniversary Date.

Withdrawal Flexibility:  Withdrawals are not required.  However, the Total Annual Income Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an
Annuity Year that in total are less than the Total Annual Income Amount.

Required Minimum Distributions:  The Total Annual Income Amount will be increased for any Annuity Year to the extent necessary in that Annuity Year to meet any minimum distribution requirement pursuant to the Internal
Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.  This increase applies only in relation to the required minimum distribution based on the value of your Annuity.  Required
Minimum Distributions are considered a withdrawal from your Annuity; therefore, no GMAVC, as described below, will be applied if such withdrawal is made prior to the Tenth Anniversary Date.

Additional Purchase Payment(s) after your First Withdrawal:  If your Annuity permits additional Purchase
Payments, then, before your Account Value is depleted, you may make additional Purchase Payments, subject to the
Purchase Payments Limitation provision below.  We reserve the right not to accept additional Purchase Payments if the Account Value becomes zero.  The increase to the Annual Income Amount and Total Annual Income Amount
resulting from each Purchase Payment equals the applicable Annual Income Percentage applied to the Adjusted
Purchase Payment.

Purchase Payment(s) Limitation:  If your Annuity permits additional Purchase Payments, we may limit any subsequent Purchase Payment(s) if we determine that as a result of the timing and amounts of your subsequent
Purchase Payments and withdrawals, the Total Annual Income Amount is being increased in an unintended fashion.
Among the factors we will use in making a determination as to whether an action is designed to increase the Total
Annual Income Amount in an unintended fashion is the relative size of subsequent Purchase Payment(s).  We reserve the right to not accept subsequent Purchase Payments if we are not then offering this benefit for new elections.
We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step Ups:  We automatically step up your Total Annual Income Amount, as follows:

Beginning on the first anniversary of the Issue Date of your Annuity after the first withdrawal subsequent to the
Effective Date, we will step up your Annual Income Amount and Total Annual Income Amount if the conditions set forth in this paragraph are met.  Specifically, we do this if the value resulting from applying the applicable
Annual Income Percentage (shown in the Schedule Supplement) to the highest quarterly Account Value (as measured on each quarter anniversary of the Issue Date of your Annuity), occurring over the past Annuity Year and adjusted for any withdrawals and any additional Adjusted Purchase Payments, results in an amount greater than your current
Total Annual Income Amount.  For the first step up, the comparison may be based on less than four quarterly
Account Values, since the first withdrawal may occur after one or more quarterly anniversaries within an Annuity
Year.  Thereafter, the comparison of Account Values is based on four quarterly anniversaries in each Annuity Year.

We reserve the right at the time of, and as a result of, any step up to increase the charge for this Rider to the current charge we apply for new business.  We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us in Good Order if you wish to opt out of this feature based on our procedures at the time of notification.  You are only permitted to opt out of the automatic step up feature, if the charge increases.  Should you decide to opt out of the automatic step up feature, but later wish to re-elect it, you must inform us in Good Order.  Upon re-election of this feature, you will be subject to the then-current charge we apply to the next subsequent step up.

Guarantee Payments:  Once your Account Value is depleted, we subsequently make one or more Guarantee Payments, as long as any Excess Income has not reduced the Total Annual Income Amount to zero, until the death of the single
Designated Life or the second of the Spousal Designated Lives to die.  The only provisions of your Annuity that remain in effect are those that relate to such Guarantee Payments.  In the Annuity Year your Account Value is depleted, the only Guarantee Payment due, if any, generally equals the Total Annual Income Amount not yet withdrawn in that Annuity Year.  In subsequent Annuity Years, the Guarantee Payment equals the Total Annual
Income Amount in effect as of the date the Account Value is depleted.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each
Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity
Year is less than the minimum Guarantee Payment amount shown in the Schedule Supplement.  We commute the
Guarantee Payments in a manner equivalent to commuting payments for a fixed, joint life and last survivor annuity if both Spousal Designated Lives are living, or a fixed, single life annuity if only one of the Spousal
Designated Lives is living or if this benefit was issued with one Designated Life.  We use the same basis that is used to calculate the guaranteed annuity rates in your Annuity.

We will charge against Guarantee Payments any applicable premium taxes paid to any governmental entity on the basis of Guarantee Payments we may make.

Guaranteed Minimum Account Value Credit ("GMAVC"):  The GMAVC is equal to the difference between the Account
Value on the Tenth Anniversary Date and the sum of:  (i) the Account Value on the Effective Date; and (ii) any
Adjusted Purchase Payments made after the Effective Date but before the first anniversary of the Effective Date.
We will apply a GMAVC to your Account Value if on the Tenth Anniversary Date:  (1) you have not made any withdrawals (including, but not limited to, withdrawals taken as required minimum distributions); and (2) the
GMAVC is greater than zero.

The GMAVC will be allocated among investments in the Sub-accounts and the Benefit Fixed Rate Account in the same proportion that each such investment option bears to your total Account Value immediately prior to the application of the GMAVC.

The GMAVC will not be considered a Purchase Payment for any purpose, including, but not limited to, determining the amount of any death benefit or the value of any optional benefit.  However, because the GMAVC will be added to the Account Value, the GMAVC will be subject to each charge under the Annuity that is based on Account Value.

Investment Limitations:  While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit.  In addition, you may be required to maintain all or a portion of your Account
Value in accordance with an asset allocation model.

At any time until this Rider is terminated, these requirements may be implemented, suspended or changed.  This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing required investment options.  Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an
Annuity Year.  If, subsequent to your election of this benefit, we change our requirements as to how Account
Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements.  All subsequent transfers and Purchase Payments may be subject to the new investment limitations.

Transfers to and from the Benefit Fixed Rate Account:  On each Valuation Day, including the Effective Date, a program is used to compare your Account Value to an amount based on the guarantee provided by this benefit.
Based on the program, a determination is made as to whether any portion of your Account Value is to be transferred to or from the Benefit Fixed Rate Account.  Please refer to the Schedule Supplement for information on the formula used under this program.  The program used may differ for different classes of annuities.  You are not permitted to transfer amounts between Sub-accounts and the Benefit Fixed Rate Account.  Unless you are participating in any asset allocation program for which we are providing administrative support, the program allocates any transferred amount to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program.  Transfers to the
Benefit Fixed Rate Account will be taken pro-rata from the Sub-accounts.  Amounts transferred from the Benefit
Fixed Rate Account are on a "last-in, first-out" basis.  In the event your entire Account Value is allocated to a
Benefit Fixed Rate Account, any transfers out will be transferred to the permitted Sub-accounts according to your most recent instructions.

Benefit Fixed Rate Account:  The Benefit Fixed Rate Account specific to this Rider is supported by assets in our general account.  We credit a fixed rate of interest to Benefit Fixed Rate Segments established in the Benefit
Fixed Rate Account for the Crediting Period.  Benefit Fixed Rate Segments are portions of your Account Value.
Benefit Fixed Rate Segments are created whenever a portion of your Account Value is transferred into the Benefit
Fixed Rate Account or when all or a portion of the GMAVC is applied to the Benefit Fixed Rate Account.

The length of time for which a Benefit Fixed Rate Interest Rate (described below) will not change for a Benefit
Fixed Rate Segment is the Crediting Period.  The duration of all Crediting Periods for the Benefit Fixed Rate
Segment in the Benefit Fixed Rate Account is one year.

The effective date of the first Crediting Period for a Benefit Fixed Rate Segment is the date the Account Value is transferred into the Benefit Fixed Rate Account.  Each Crediting Period ends at the earliest of the last day of the Crediting Period, the Annuity Date, the date all Account Value in that Benefit Fixed Rate Segment is withdrawn or transferred, or the date the death benefit becomes payable.  The effective date for any subsequent
Crediting Period for a Benefit Fixed Rate Segment is the date immediately following the last day of the prior
Crediting Period.

Benefit Fixed Rate Interest Rates:  Interest is credited to Benefit Fixed Rate Segments daily.  The interest rate does not change for a Benefit Fixed Rate Segment during a Crediting Period.  All Benefit Fixed Rate Interest
Rates declared are effective annual interest rates.  This is the yield that results after interest is compounded daily for a full year.  We declare Benefit Fixed Rate Interest Rates from time to time on or before the effective date of a Crediting Period.  These interest rates will never be less than the minimum interest rate described on the Schedule Supplement page.

We inform you of the interest rate applicable to a Benefit Fixed Rate Segment when we confirm the allocation.

To the extent permitted by law, we reserve the right at any time to use a Benefit Fixed Rate Account and a
Crediting Period that differ from those that were available when your Rider became effective.  We may establish different Benefit Fixed Rate Accounts for different classes and for different annuities.

Death of a Designated Life under this Rider:
Please also refer to the "Termination of Benefits" provision below.

         Death of the Designated Life:
         If this Rider was issued with one Designated Life and such person dies, this Rider terminates and the death benefit provisions of your Annuity apply.

         Death of the first of the Spousal Designated Lives to die and Spousal Continuation:  For purposes of this Rider the Spousal Continuation provision is as follows:

o        Upon the first of the Spousal Designated Lives to die ("First Death"), if a death benefit is payable and the Annuity is continued, this Rider remains in force unless we are instructed otherwise or unless upon the First Death, the Spouse is not a Spousal Designated Life, in which case this Rider terminates.

o        Upon the First Death, if a death benefit is payable and the Annuity is not continued, the death benefit will be paid under the terms of your Annuity, and the Rider terminates as of the date we receive due proof of death in Good Order.

o        Upon the First Death, if a death benefit is not payable and there is a surviving Spousal Designated Life
              (i.e., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner),
              the Rider will continue.

o        Upon the First Death, if a death benefit is not payable and there is no remaining Spousal Designated
              Life (e.g., divorce occurs), this Rider terminates as of the date of death of that Spousal
              Designated Life.

Misstatement of Age or Sex:  For purposes of this Rider, the following sentence is added to the section in your
Annuity entitled "Misstatement of Age or Sex":

If there has been a misstatement of the age and/or sex of any Designated Life or Spousal Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges, availability and any benefits payable under this Rider to conform to the facts.

Annuity Payments:  If annuity payments are to begin under the terms of your Annuity, you can elect to either:
(1)      apply your Account Value to any annuity option available in the Annuity Payments section of your
              Annuity; or

(2)      request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Total Annual Income Amount.  We will continue to make payments until the death of the
              Designated Life or, as applicable, the death of the second Spousal Designated Life as long as the
              Spousal Designated Lives were Spouses at the time of the first death.  If this option is elected, the Total Annual Income Amount will not increase after annuity payments have begun.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, only the annuity payments guaranteed under the specific annuity payment option will apply, and the annuity payment option cannot be changed.

We must receive your request at our Office in Good Order.  If annuity payments are to begin under the terms of your Annuity and you have not made an election, we will make annual annuity payments as a joint and last survivor fixed annuity or as a single life fixed annuity, as applicable, each with ten payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity.  If you are electing annuity payments under the terms of this Rider, the annual guaranteed annuity rates for a joint and last survivor fixed annuity and a single life fixed annuity, each with ten payments certain are shown in the Annuity Payment Table in the Schedule Supplement.  We also reserve the right to limit the length of any annuity payout option, including but not limited to any default option and any period certain, to conform with applicable tax law and to satisfy required minimum distribution requirements.
The amount that will be applied to provide such annuity payments will be the greater of:

         (1)      the present value of future Total Annual Income Amount payments.  Such present value will be calculated using the same basis that is used to calculate the guaranteed annuity rates in your
                  Annuity; and

         (2)      the Account Value.

If no withdrawal was ever taken, we will calculate a Total Annual Income Amount as if you made your first withdrawal on the date we transfer all Account Value in order to begin annuity payments.

Minimum Surrender Value:  Any provision in your Annuity requiring there be a minimum Surrender Value or Account
Value as of the date of any withdrawal is waived while this Rider is in effect.

Charge for the Rider:  The charge is applied against the daily total value of each Sub-account in which Account
Value is maintained in the Annuity.  The charge is assessed each day at the daily equivalent of the applicable rate.  On the Effective Date, the charge is as shown in the Schedule Supplement.  Upon any step up, we may increase the charge if the charge for the Rider at the time of the step up has increased.  Any new charge is based on charges applicable to annuity purchasers of the same class of Annuity.  Please also refer to the provision entitled "Step Ups."

Proof of Survival:  Any Guarantee Payment is subject to evidence we receive in Good Order that the Single
Designated Life or at least one Spousal Designated Life is then alive.  We may withhold such Guarantee Payment(s)
until we receive such evidence or evidence satisfactory to us of the life of the Designated Life or at least one of the Spousal Designated Lives.  We credit interest on such withheld Guarantee Payments at the rate required by law.  Should we subsequently determine withheld Guarantee Payments are payable, we will pay the withheld
Guarantee Payments and any applicable interest credited in a lump sum.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative, or other person if a Designated Life payee is deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments:  We may recover from you or your estate any Guarantee Payments made after the death of the Single Designated Life or both Spousal Designated Lives.

Termination of Benefits:  You may terminate this Rider at any time upon notification to us in Good Order.  Upon the termination of the rider, we transfer any remaining Account Value from all Benefit Fixed Rate Segments within the Benefit Fixed Rate Account.  Unless you are participating in any asset allocation program for which we are providing administrative support, we allocate the transferred amount to the Sub-accounts pro-rata based on the
Account Values in such Sub-accounts at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program.  In the event your entire Account Value is allocated to a Benefit Fixed Rate Account, any transfers out will be transferred to the permitted Sub-accounts according to your most recent instructions.  Upon termination, we may limit or prohibit investment in any available option crediting a fixed interest rate.
Benefits pursuant to this Rider terminate upon the first to occur of the following events:

(1)      we process a termination of this Rider, and/or your request for full surrender of the  Annuity.  If your
                  Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the investment options that we require for the Rider, other than the Benefit Fixed Rate Account, unless you instruct us otherwise;

(2)      the date of receipt of due proof of the first Spousal Designated Life to die who is an Owner (or who is
                  the Annuitant, if the Annuity is owned by an entity), if the surviving Spouse does not elect to continue the Annuity, and any Account Value remains on the date of death where there are two
                  Spousal Designated Lives;

(3)      the date of receipt of due proof of the first Spousal Designated Life to die who is an Owner ( or who is
                  the Annuitant, if the Annuity is owned by an entity) if the surviving Spouse is not eligible to continue the benefit because such Spouse is not a Spousal Designated Life and any Account Value
                  remains on the date of death;

(4)      the date of receipt of due proof of the death of the Designated Life or the second Spousal Designated
                  Life's death if death occurs while Account Value remains on the date of death;

(5)      the date of death of the Designated Life or the second Spousal Designated Life when Account Value is depleted as of the date of death;

         (6)      if Account Value remains on the Annuity Date, or if earlier, the date we transfer all Account
                  Value in order to begin annuity payments;

         (7)      each of the Account Value and the Total Annual Income Amount is zero; and

         (8)      we process a request to change any designation of the Annuity that either results in a violation of the Designations provision of this Rider or if we do not then consent to continue the Rider.

                                          ALLSTATE LIFE INSURANCE COMPANY

                  [GRAPHIC OMITTED][GRAPHIC OMITTED][OBJECT OMITTED]                    [GRAPHIC
OMITTED][GRAPHIC OMITTED]
                                           Secretary President and Chief Executive Officer

A-SCH-HDLT(3/07)                                     1
                                                    ALLSTATE LIFE INSURANCE COMPANY
                                                           3100 SANDERS ROAD
                                                         NORTHBROOK, IL 60062

                                                   TRUEINCOME - HIGHEST DAILY BENEFIT
                                                          SCHEDULE SUPPLEMENT

Annuity Number:  [XXXXX]

Effective Date of the Rider:  [Issue Date of the Annuity]

[[Spousal] Designated Life/Lives]:

         [John Doe]        Date of Birth:  [February 21, 1955]
         [[Mary Doe]       Date of Birth:  [January 1, 1956]]

Roll-Up Rate:  [5.0% per year]

Annual Income Percentage:  [[5.0%]
                                    [The Annual Income Amount is determined at the time of the first withdrawal after the Effective
                                    Date and on a Designated Life's age at the time of the first withdrawal.  It is equal to an Annual
                                    Income Percentage, as shown below, applied against the Protected Withdrawal Value.  For Spousal
                                    Designated Lives, the percentage is based on the youngest Designated Life's age at the time of the first withdrawal.

                           --------------------------------- ----------------------------------------
                                Age of Designated Life           Annual Income Percentage Applied
                                                                Against Protected Withdrawal Value
                           --------------------------------- ----------------------------------------
                           --------------------------------- ----------------------------------------
                                      50 - 64                                  4%
                           --------------------------------- ----------------------------------------
                           --------------------------------- ----------------------------------------
                                      65 - 74                                  5%
                           --------------------------------- ----------------------------------------
                           --------------------------------- ----------------------------------------
                                      75 - 84                                  6%
                           --------------------------------- ----------------------------------------
                           --------------------------------- ----------------------------------------
                                      85+                                      7%
                           --------------------------------- ----------------------------------------
                                                                                                          ]]
Minimum Guaranteed Payment: [$100]

Charge for the Rider: [The daily equivalent of an annual rate applied to Sub-accounts:
                  [For Single Designated Life:   [0.60]%]
                  [For Spousal Designated Lives:  [0.75]%]

Interest Rate Minimum:  [[2.0]% annually for crediting periods that start prior to the [tenth] anniversary of the [Annuity's Issue
Date]; [3.0]% annually for crediting periods that start on or after the [tenth] anniversary of the [Annuity's Issue Date]]

A-SCH-HDLT(3/07)                                     2
                                  TRUEINCOME - HIGHEST DAILY BENEFIT SCHEDULE SUPPLEMENT (CONTINUED)

Annuity Payment Table:  [The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied.  We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), with an interest rate of [3]% per year in preparing the Annuity Payment Table.

                                         Single Life Annuity Payment with 10 Payments Certain

--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
     AGE            MALE         FEMALE         UNISEX          AGE           MALE          FEMALE        UNISEX
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
      55             49.00          45.76         46.42         80            98.01          89.91          91.52
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
      60             54.01          50.01         50.82         85           117.86         110.78         112.20
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
      65             60.77          55.70         56.72         90           140.50         135.96         136.88
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
      70             69.95          63.49         64.78         95           163.30         160.31         160.93
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
--------------- ------------- -------------- -------------- ------------ --------------- ------------- --------------
      75             82.13          74.48         76.00
--------------- ------------- -------------- --------------

The Annuity Payment Table below is used to compute the minimum annual amount of a joint and last survivor life annuity payment with
10 payments certain per $1,000 applied.  We used Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), and an interest rate of [3]% per year in preparing the Annuity Payment Table.

                                 Joint and Last Survivor Life Annuity Payment with 10 Payments Certain

                                            Female Age
                         55       60       65      70       75       80       85       90      95
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                55    42.00    43.62    45.09   46.32    47.26    47.92    48.33    48.54   48.63
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                60    43.07    45.24    47.37   49.31    50.90    52.06    52.79    53.18   53.36
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  Male Age:     65    43.93    46.65    49.56   52.43    55.01    57.03    58.39    59.14   59.48
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                70    44.57    47.77    51.45   55.41    59.32    62.69    65.11    66.52   67.20
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                75    45.00    48.58    52.91   57.94    63.37    68.52    72.56    75.07   76.33
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                80    45.29    49.11    53.92   59.84    66.72    73.86    79.99    84.06   86.23
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                85    45.45    49.42    54.54   61.07    69.10    78.04    86.32    92.22   95.52
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                90    45.54    49.59    54.88   61.76    70.52    80.75    90.76    98.26  102.64
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                95    45.58    49.67    55.04   62.10    71.25    82.23    93.36   101.97  107.14
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A-SCH-HDLT(3/07)                                     3
                                  TRUEINCOME - HIGHEST DAILY BENEFIT SCHEDULE SUPPLEMENT (CONTINUED)

The factors in the Annuity Payment Tables are based on the Annuitant's(s') Adjusted Age and Sex.  The Adjusted Age is the age last birthday prior to the date on which the first Annuity Payment is due, adjusted as shown in the "Translation of Adjusted Age Table"
below.

                           Translation of Adjusted Age Table

Calendar  Year in Which First  Adjusted Age             Calendar   Year  in   Which  Adjusted Age
Payment is Due                                          First Payment is Due

Prior to 2010                  Actual Age               2050 through 2059            Actual Age minus 5
2010 though 2019               Actual Age minus 1       2060 through 2069            Actual Age minus 6
2020 through 2029              Actual Age minus 2       2070 through 2079            Actual Age minus 7
2030 through 2039              Actual Age minus 3       2080 through 2089            Actual Age minus 8
2040 through 2049              Actual Age minus 4       2090 through 2099            Actual Age minus 9]

                  ADDITIONAL INFORMATION ABOUT TRANSFERS BETWEEN THE SUB-ACCOUNTS AND THE BENEFIT FIXED RATE ACCOUNT

[The program  described in the Rider  monitors your Account Value daily,  and, as determined by the formula set forth below,  transfers are made between the Sub-accounts and the Benefit Fixed Rate Account.

Any transfers out of the Sub-accounts into the Benefit Fixed Rate Account are made on a pro rata basis.  Any transfers out of the
Benefit Fixed Rate Account are taken out of the Benefit Fixed Rate Account on a last-in, first-out basis.  Such transfer amounts are deposited into the Sub-accounts on a pro rata basis, unless you instruct us otherwise.

Terms and Definitions referenced in the calculation formula:
o        Cu - the upper target is established on the Effective Date and is not changed for the life of the guarantee.
o        Ct - the target is established on the Effective Date and is not changed for the life of the guarantee.
o        Cl - the lower target is established on the Effective Date and is not changed for the life of the guarantee.
o        L - the target value as of the current Valuation Day.
o        r - the target ratio.
o        a - the factors used in calculating the target value.  These factors are established on the Effective Date  and are not changed for the life of the guarantee.
o        Q - age based factors used in calculating the target value.  These factors are established on the Effective Date and are not changed for the life of the guarantee.
o        V - the total value of all Sub-accounts in the Annuity.
o        F - the total value of all Benefit Fixed Rate Account allocations.
o        I -  the Income Value prior to the first withdrawal.  The Income Value is equal to what the Annual Income Amount would be if the first withdrawal were taken on the date of calculation.  After the first withdrawal the Income Value equals the greater of the Annual Income Amount, the quarterly step-up amount times the Annual Income Percentage, and the Account Value times the
       Annual Income Percentage.
o        T - the amount of a transfer into or out of the Benefit Fixed Rate Account.
o        I% - Annual Income Amount percentage.  This factor is established on the Effective Date and is not changed for the life of the guarantee.

A-SCH-HDLT(3/07)                                     4
                                  TRUEINCOME - HIGHEST DAILY BENEFIT SCHEDULE SUPPLEMENT (CONTINUED)

Target Value Calculation:
On each Valuation Day, a target value (L) is calculated, according to the following formula.  If the variable Account Value (V) is equal to zero, no calculation is necessary.

                  L = I * Q * a

Transfer Calculation:
The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

         Target Ratio r = (L - F) / V.
o        If r > Cu, assets in the Sub-accounts are transferred to Benefit Fixed Rate Account.
o        If r < Cl, and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate
                  Account are transferred to the Sub-accounts.

The following formula, which is set on the Effective Date  and is not changed for the life of the guarantee, determines the transfer amount:
     T ={Min(V, [L - F - V *  Ct] / (1-Ct))}                  T>0, Money moving from the Sub-accounts to the Benefit Fixed Rate
                                                              Account
     T ={Min(F, [L - F - V *  Ct] / (1-Ct))}                  T<0, Money moving from the Benefit Fixed Rate Account to the
                                                              Sub-accounts]